Exhibit 10.9

May 30, 2019

Purnanand Sarma, PhD

Re:      Immunome, Inc. Employment Offer

Dear Purnanand:

On behalf of Immunome, Inc. (the “Company”), I am pleased to offer you employment as President and Chief Executive Officer, reporting to the Board of Directors (the “Board”). The purpose of this letter agreement is to set forth the terms of the offer. Certain capitalized terms are defined in Section 12 of this letter agreement.

1.	Position; Duties.

(a)	Your position will be as a regular full-time employee commencing on June 3, 2019 (the “Commencement Date”). You will work out of the Company’s headquarters in Exton, Pennsylvania. You will also be elected a director of the Company promptly after the Commencement Date.

(b)	You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company. You further agree that you will devote substantially all of your business time and attention to the business of the Company, and you will not render business or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board in its sole and absolute discretion. Exhibit A to this letter agreement contains a list of the other business and professional activities in which you are currently engaged and have been approved by the Board. You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed by the Company from time to time in its discretion.

2.	Base Salary. Your annual base salary will be $400,000 (less applicable required tax withholding and deductions). Your salary will be paid in accordance with the Company’s standard payroll policies. Your salary will be subject to periodic review and increase at the Board’s sole discretion in conjunction with the Company’s annual performance reviews.

3.	Bonus. Each calendar year, you will be eligible for a bonus targeted at 35% of your annual base salary. For 2019, you will be eligible for a prorated bonus based upon the fraction of the calendar year remaining from the Commencement Date. Bonus payments, if any, will be based on achievement of Company and individual performance objectives, as determined by the Board in consultation with you. Payment of any bonus compensation shall be made in a single lump sum payment no later than March 15 of the calendar year following the calendar year to which the bonus relates as long as you remain continuously employed by the Company through the date of payment; provided, however, that if you are terminated without Cause or resign for Good Reason after the end of the applicable calendar year but prior to the payment date then you will receive any otherwise earned bonus.

4.	Stock Options.

(a)	You will be granted a stock option (the “Option”) exercisable for a number of shares of Common Stock representing 5% of the fully-diluted equity of the Company (the “5% Ownership Percentage”) as of the Commencement Date. (For purposes of this Agreement, “fully-diluted equity” means the total number of shares of outstanding Company Common Stock and Company Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable under the Equity Incentive Plan (inclusive of granted options and unallocated shares reserved for issuance thereunder). Vesting will start on the sooner of the closing of the Financing (defined in Section 5(b)) or one year after the Commencement Date. Vesting is calculated over a 48-month schedule, starting with the month after the Commencement Date, and you will be given retroactive vesting credit for purposes of calculating the number of vested shares on the first vesting date. The strike price of the stock option will be $1.50 per share.

(b)	In addition, upon the closing of the Financing (defined in Section 5(b)), you will be granted an additional stock option (the “Financing Option”) exercisable for a number of shares sufficient so as to maintain the 5% Ownership Percentage after giving effect to the Financing. The Financing Option will vest in 48 consecutive equal monthly installments, starting one month after the closing of the Financing. The strike price of the Financing Option will be the same per-share price of the shares sold in the Financing.

(c)	Both stock options will accelerate in full upon a Change of Control. Except as provided herein, the stock options will be subject to the terms of the Equity Incentive Plan and a stock option agreement to be executed by you as a condition to the grant. The stock option agreements will provide that, except in the case of accelerated vesting, as described herein, vesting is conditioned upon your continued employment with the Company at each applicable vesting date. You may also be eligible to be considered for additional stock option grants, at the Board’s discretion. It is agreed that Section 5(f)(ii) of the Equity Incentive Plan (concerning the treatment of your option shares in the event of a termination for Cause) shall not apply to your vested option shares, whether exercised or not, and that such shares shall not terminate, be forfeited or be subject to repurchase by the Company for their exercise price pursuant to such Section 5(f)(ii), and those vested option shares shall instead be treated as provided in Section 5(f)(i).

5.	Commuting and Relocation Expenses.

(a)	Until you relocate, as described below, the Company will pay directly or reimburse to you the reasonable out-of-pocket costs of your commuting to Exton, Pennsylvania from Carlisle, Massachusetts (to the extent that they are reasonably documented and submitted to the Company for reimbursement promptly after they are incurred). Such expenses will include, without limitation, reasonable, out of pocket costs for coach airfare, hotel/temporary accommodation (or accommodation in the Company’s corporate apartment), and car rental/other transportation. The reimbursement under this paragraph will continue until the earlier of the time you move to Exton or one year after the Commencement Date.

(b)	You have agreed that, within a reasonable period of time following the Company’s first institutional preferred stock financing consummated after the Commencement Date (the “Financing”), you will relocate to a location that is within a 45-mile radius of the Company’s headquarters. The Company will pay directly or reimburse the reasonable out-of-pocket cost of relocating you and your immediate family from your primary residence to this new location. Upon your relocation, the Company will not have any obligation to pay or reimburse your post-relocation commuting expenses pursuant to Section 5(a). Additionally, the Company will reimburse you for any reasonable commission payable to your realtor on the sale of your home in Massachusetts.

6.	Employee Benefits. You will be entitled to four weeks’ vacation per calendar year, accruing in accordance with the vacation policies established by the Company from time to time. You will also be entitled to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service. These benefits, as well as all other Company compensation and benefit programs, are subject to change and termination from time to time as deemed appropriate by the Company in its sole discretion.

7.	Employee Covenants. As a condition of employment, you will be required to sign, without changing, the Company’s form of Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Confidential Disclosure Agreement”). By accepting the offer set forth in this letter agreement, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services. You further confirm that by accepting this offer and performing work for the Company, you will not breach any contract, agreement or other instrument to which you are a party or are bound.

8.	At-Will Employment; Employment Termination. Please note that this letter agreement does not create a contract or promise of employment for a definite period of time. Therefore, your employment will be on an “at-will” basis, meaning it may be terminated by either party at any time, with or without cause and with or without prior notice. We do request, however, that you give two weeks’ notice if you decide to terminate your employment with the Company. In the event that you become an employee of the Company pursuant to this letter agreement and your employment thereafter is terminated by the Company other than for Cause or by you for Good Reason, then, subject to the condition precedent of your execution (without timely revocation if a revocation period is provided) and delivery of a general release in customary form, and returning to the Company all of its property and confidential information in your possession, the Company will (i) continue your base salary for six months after the date of your termination in accordance with the Company’s standard payroll practices and periods (less required withholding and deductions); provided, that if you remain continuously employed by the Company for the full 12-month period immediately following the Commencement Date, such six-month period shall be automatically extended to 12 months, so long as all other conditions precedent set forth above are met; and (ii) accelerate each of your stock options for six months if such termination occurs prior to the 12-month period following the Commencement Date and for 12 months if such termination occurs after the 12-month anniversary of the Commencement Date but, as to clause (ii), subject to the further condition that the Financing shall have been consummated prior to the date of your termination or resignation. Upon termination of your employment hereunder for any reason, you shall automatically be deemed to have resigned from all positions that you hold as an officer or member of the Board (or any committee thereof) of the Company or any of its affiliates and in any event will at the Company’s request execute a resignation letter to document this agreement.

9.	Parachute Provisions. If the Company determines in good faith that any payments or benefits provided to you constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to you without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”). You will be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder. If the Company is then eligible, the Company will use commercially reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G it being understood and agreed that the Company does not guarantee that such approval will be obtained. If, and only if, the Company determines that such approval is obtained, will you be entitled to receive the Cutback Benefits without regard to the first sentence of this Section.

10.	Section 409A. This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”):

(a)	Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this letter agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement of taxes, as specified under this letter agreement, shall be paid in any event not later than the end of your taxable year next following the taxable year in which you remit the applicable taxes to the appropriate taxing authority.

(b)	The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement that constitute deferred compensation within the meaning of Section 409A and that are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to 90 days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”) if reasonably determined by the Company to be necessary to avoid penalties under Section 409A). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

(c)	In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

11.	Additional Agreements.

(a)	You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.

(b)	This offer expires at 5:00 p.m. on May 31, 2019, if not accepted by then.

(c)	Your employment by the Company will be subject to successful completion of a pre-employment background check and documentation of eligibility to work in the United States, to be completed no later than three business days following the Commencement Date.

(d)	This letter agreement, including the Confidential Disclosure Agreement and your stock option agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the subject matter herein.

(e)	The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Pennsylvania, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Pennsylvania in connection with any Dispute or any claim related to any Dispute.

(f)	Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the Commencement Date.

12.	Defined Terms. For purposes of this letter agreement:

(a)	“Cause” means a determination by the Board that of any of the following have occurred: (a) your conviction of or plea of nolo contendere to a felony or any crime of moral turpitude; (b) your adjudication as an incompetent; (c) your willful failure to faithfully, diligently and adequately perform your duties to the Company or your breach of any material obligation to the Company, if, after the Company provides you with 20 days’ advance written notice of such failure or breach, you fail to cure such failure or breach; (d) your violation in any material respect of any of the Company’s rules, regulations or policies, if such violation causes material harm to the Company and, after the Company provides you with 20 days’ advance written notice of such violation, you fail to cure such violation; (e) your gross insubordination in the performance of your duties; (f) you breach in any material respect this letter agreement if such breach causes material harm to the Company and you fail to cure such breach after the Company provides you with 20 days’ advance written notice or you breach in any material respect the Confidential Disclosure Agreement if such breach causes material harm to the Company; (g) your misappropriation of any funds or property of the Company, theft, embezzlement or fraud; or (i) your reporting to work or performing any work under the influence of alcohol or your use of an illegal drug. This definition of Cause will apply to this letter agreement and will be the definition of Cause that applies to your stock options (rather than the definition of Cause that is stated in the Equity Incentive Plan).

(b)	“Change of Control” shall have the meaning set forth in the Equity Incentive Plan.

(c)	“Equity Incentive Plan” means the Company’s Amended and Restated 2018 Equity Incentive Plan or any future equity incentive plan adopted by the Board and then in effect.

(d)	“Good Reason” shall mean the occurrence of one of the following events without your written consent: (A) reduction of your base salary or bonus target percentage below the amounts as initially set forth herein; (B) material change or reduction in your authority, duties or responsibilities, provided, however, that a change in job title shall not be deemed a “material reduction” unless your new authority, duties or responsibilities are substantially changed or reduced from the prior authority, duties or responsibilities; (C) your direct reporting to someone other than the Board; or (D) relocation of your principal place of employment after moving to Exton, Pennsylvania by more than thirty (30) miles from the Company’s current location, unless the relocation is otherwise approved by you. Notwithstanding the foregoing, Good Reason under clause (B) and clause (C) will not be triggered if your service on the Board is terminated, your job title is changed or you no longer report to the Board after a Change of Control involving a “big pharma” acquirer as long as you are thereafter reporting to the board of directors or a senior officer of the acquirer and your essential function with regard to the Company’s business remains the same in all material respects. In order to resign for Good Reason, you must provide written notice of the condition giving rise to Good Reason to the Board within thirty (30) days after the initial occurrence of the condition, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, your resignation must be effective not later than ten (10) days after the end of the Company’s cure period. For purposes of this letter agreement, if the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then your resignation from the employ of the Company shall not be deemed to have been for “Good Reason,” you shall not be entitled to any of the benefits to which you would have been entitled if you had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to you had you resigned for “Good Reason.”

13.	Assignment. The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this Agreement in connection with any sale, reorganization, consolidation or merger (whether of stock or assets or otherwise) of the Company or the business of the Company. You expressly consent to the assignment of the restrictions and requirements set forth in the Confidential Disclosure Agreement to any new owner of the Company’s business or purchaser of the Company. You may not assign, pledge, or encumber their interest in this Agreement, or any part thereof, without the written consent of the Company, and any attempt do so without such consent is null and void. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of its respective successors, executors, administrators, heirs and permitted assigns.

14.	Counterparts. This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this letter agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

(Signature page follows.)

To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the spaces provided below. Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

IMMUNOME, INC.

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Secretary

Accepted and agreed:

/s/ Purnanand Sarma, PhD
Purnanand Sarma, PhD

Date: May 30, 2019

(Signature Page to Immunome, Inc. Employment Offer - Purnanand Sarma)

EXHIBIT A

Business and Professional Activities

•	Independent Director, Ohm Oncology (www.ohmonco.com)

•	Independent Director, Vaxess Technologies, Inc. (www.vaxess.com)

A-1